Exhibit 15.1




To Northeast Utilities:


We are aware that Northeast Utilities has incorporated by reference in its Registrant Statements No. 33-34622; No. 33-40156; No. 33-44814; No. 33-63023;
No. 333-55142; No. 333-52413; and No. 333-52415; its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 10, 2001, covering the unaudited interim financial information contained therein and our report dated January 22, 2002, covering the audited financial statements for the year ended December 31, 2001. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                        /s/ Arthur Andersen LLP
                                            Arthur Andersen LLP



Hartford, Connecticut
May 13, 2002